Exhibit (a)(8)

Designer Brands Inc. Announces Preliminary Results of Modified Dutch Auction Tender Offer

COLUMBUS, Ohio, July 10, 2023—Designer Brands Inc. (NYSE: DBI) (the “Company”), one of the world’s largest designers, producers, and retailers of footwear and accessories, today announced preliminary results of its “modified Dutch auction” tender offer which expired at 12:00 Midnight, ET, at the end of the day on July 7, 2023.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer (the “Depositary”), a total of 1,470,832 shares of the Company’s Class A Common Shares, without par value (each, a “Share”), were properly tendered and not properly withdrawn at or below a purchase price of $10.00 per Share, including 1,309 Shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the Depositary, the Company expects to purchase all 1,470,832 Shares through the tender offer at a price of $10.00 per Share, for an aggregate cost of approximately $14,708,320, excluding fees and expenses relating to the tender offer. As the Company expects to accept for purchase all of the Shares which were properly tendered and not properly withdrawn at a price at or below $10.00 there is no proration factor. The total of 1,470,832 Shares that the Company expects to purchase represents approximately 2.5% of the total number of Shares outstanding, or 2.2% of the total number of Shares outstanding assuming the conversion of all shares of the Company’s Class B Common Shares into Shares, as of July 6, 2023.

The number of Shares expected to be purchased by the Company and the total purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary and is based on the assumption that all Shares tendered through notice of guaranteed delivery will be delivered within the two-trading day settlement period. The final number of Shares to be purchased by the Company and the final total purchase price will be announced following the expiration of the guaranteed delivery period and completion by the Depositary of the confirmation process. Payment for the Shares accepted for purchase under the tender offer will occur promptly thereafter.

BofA Securities, Inc. and BMO Capital Markets Corp. acted as dealer managers for the tender offer and Georgeson, LLC acted as information agent for the tender offer. Shareholders who have questions or would like additional information about the tender offer may contact Georgeson toll-free at (888) 206-5896 banks and brokers may call Georgeson at (888) 206-5896, BofA Securities, Inc. at (888) 803-9655 or BMO Capital Markets Corp. at (212) 702-1101.

About Designer Brands Inc.

Designer Brands is one of the world’s largest designers, producers, and retailers of the most recognizable footwear brands and accessories, transforming and defining the footwear industry through a mission of inspiring self-expression. With a diversified, world-class portfolio of coveted brands, including Keds, Lucky Brand, Crown Vintage, Vince Camuto, Topo Athletic, Jessica Simpson, Le Tigre and others, Designer Brands designs and produces on-trend footwear and accessories for all of life’s occasions delivered to the consumer through a robust direct-to-consumer omni-channel infrastructure and powerful national wholesale distribution. Powered by a billion-dollar digital commerce business across multiple domains and nearly 640 DSW Designer Shoe Warehouse and The Shoe Company stores in North America, Designer Brands delivers current, in-line footwear and accessories from the largest national brands in the industry and holds leading market share positions in key product categories across Women’s, Men’s and Kids’. Designer Brands also distributes its brands internationally through select wholesale and distributor relationships while also leveraging design and sourcing expertise to build private label product for national retailers. Designer Brands is committed to being a difference maker in the world, taking steps forward to advance diversity, equity, and inclusion in the footwear industry and supporting a global community and the health of the planet by donating more than seven million pairs of shoes to the global non-profit Soles4Souls. To learn more, visit www.designerbrands.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release, other than statements of historical fact, constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “could,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “would,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. These statements are based on the Company’s current views and expectations and involve known and unknown risks, uncertainties, and other factors, including those included in the Company’s latest Annual Report on Form 10-K or other reports filed or made with the Securities and Exchange Commission, that may cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to update or revise the forward-looking statements included in this press release to reflect any future events or circumstances.